Exhibit 99.1

Intuitive Machines Announces Appointment of Nicole Seligman to Board of Directors

HOUSTON, TX – June 23, 2023 – Intuitive Machines, Inc. (Nasdaq: LUNR, LUNRW) (“Intuitive Machines”) or the (“Company”), a leading space exploration, infrastructure, and services company, today announced Nicole Seligman is joining its Board of Directors. Ms. Seligman's distinguished career has included senior leadership roles in global public companies, and she brings extensive business and corporate governance experience accompanied by exceptional achievements in the legal profession.

“Nicole’s expertise in business, public company leadership, and corporate governance will have an immediate impact on Intuitive Machines reaching its fullest potential,” said Steve Altemus, CEO of Intuitive Machines. “We look forward to her strategic acumen and deep understanding of navigating complex regulatory landscapes to continue the Company’s growth and success in the aerospace industry.”

“Leadership is the beacon that guides us through solving humanity’s hardest problems,” said Kam Ghaffarian, Intuitive Machines Chairman of the Board. “Nicole’s proven track record in guiding major corporations will further support Intuitive Machines’ efforts to open access to the Moon for the progress of humanity.”

Ms. Seligman was the President of Sony Entertainment, Inc., a multinational entertainment company, from 2014 to 2016 and of Sony Corporation of America from 2012 to 2016. From 2005 through 2014, she served as the Executive Vice President and global General Counsel of Sony Corporation. She joined Sony in 2001 as Executive Vice President and General Counsel of Sony Corporation of America. Prior to joining Sony, she was a partner in the litigation practice at Williams & Connolly LLP where she worked on a broad range of complex civil and criminal matters and counseled a broad range of clients, including President William Jefferson Clinton and Hillary Clinton. Ms. Seligman served as law clerk to Justice Thurgood Marshall on the Supreme Court of the United States from 1984 to 1985 and as law clerk to Judge Harry T. Edwards at the U.S. Court of Appeals for the District of Columbia Circuit from 1983 to 1984. Ms. Seligman currently serves on the board of Meira GTx Holdings plc and Paramount Global (formerly known as ViacomCBS, Inc.). She previously served on the boards of directors of Viacom Inc. through December 2019, when it merged with CBS Corp., WPP plc, where she was the Senior Independent Director, Far Point Acquisition Corporation and Far Peak Acquisition Corporation. Ms. Seligman received her B.A., magna cum laude, from Harvard College (Radcliffe) and her J.D., magna cum laude, from Harvard Law School, where she was a winner of the Sears Prize.

About Intuitive Machines

Intuitive Machines is a diversified space company focused on space exploration. Intuitive Machines supplies space products and services to support sustained robotic and human exploration to the Moon, Mars, and beyond. Intuitive Machines’ products and services are offered through its four business units: Lunar Access Services, Orbital Services, Lunar Data Services, and Space Products and Infrastructure. For more information, please visit intuitivemachines.com.

Contacts

For investor inquiries:
investors@intuitivemachines.com

For media inquiries:
press@intuitivemachines.com